Exhibit 99.1

Blackstone Completes Senior Notes Offering

New York, December 6, 2024—Blackstone (NYSE: BX) announced the completion of the previously announced offering of $750 million of 5.000% senior notes due 2034 of Blackstone Reg Finance Co. L.L.C., its indirect subsidiary. The notes are fully and unconditionally guaranteed by Blackstone Inc. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering for general corporate purposes.

The notes were offered pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and related prospectus supplement. An electronic copy of the prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained from: BofA Securities, Inc., telephone: 1-800-294-1322; Citigroup Global Markets Inc., telephone: 1-800-831-9146; Morgan Stanley & Co. LLC, telephone: 1-866-718-1649; RBC Capital Markets, LLC, telephone: 1-866-375-6829; or SMBC Nikko Securities America, Inc., telephone: 1-212-224-5135.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Investor and Media Relations Contacts

For Investors	For Media
Weston Tucker	Matthew Anderson
Blackstone	Blackstone
Tel: +1 (212) 583-5231	Tel: +1 (212) 390-2472
tucker@blackstone.com	Matthew.Anderson@blackstone.com